Exhibit 99.1

FOR IMMEDIATE RELEASE

Investor Contact:	Michael Smith
Senior Vice President and CFO
Cobra Electronics Corporation
773-804-6281
msmith@cobra.com

Media Contact:	John Waelti
Financial Relations Board
312-640-6760
jwaelti@frbir.com

COBRA ELECTRONICS REPORTS THIRD QUARTER RESULTS

6.1 Percent Increase in Sales Drives Return to Profitability

CHICAGO, IL – OCTOBER 25, 2006 – Cobra Electronics Corporation (NASDAQ: COBR), a leading global manufacturer of mobile communications and navigation products, today announced a 6.1 percent increase in sales to $35.5 million for its third quarter ended September 30, 2006, from $33.5 million in the third quarter of 2005. The company also reported third quarter net income of $373,000, or $0.06 per fully diluted share, compared to net income in the prior year of $1.9 million, or $0.29 per fully diluted share. In spite of higher sales, Cobra had lower net income for the quarter as compared to the prior year due to the sale of first generation mobile navigation and handheld GPS inventory at or near net realizable values established in prior periods, a reserve taken for the sale of mobile navigation products that have been returned as defective products and higher airfreight expenses associated with the company’s line of lithium ion battery powered GMRS radios.

“We are pleased that Cobra has returned to profitability after two quarters of losses, although we remain disappointed by gross margins,” said Jim Bazet, Cobra’s President and Chief Executive Officer. “As we forecasted in our guidance last quarter, the writedown of first generation mobile navigation and handheld GPS inventory to net realizable value resulted in significant sales of products with little or no gross profit. Sales of these products totaled $2.2 million, resulting in an overall margin loss of 1.4 points. However, in light of the continuing price declines in these markets and rapid advances in technology – including our own new NAV ONETM 2500 – we concluded that it was important to sell these products quickly rather than risk further declines in net realizable value.”

Cobra also addressed the market for mobile navigation units previously returned as defective, or forecasted to be returned based on current and projected sales, and concluded that it would be prudent to establish an incremental reserve of $496,000 for estimated selling prices of these

Cobra Third Quarter Results - 2

units, resulting in additional gross margin erosion of 1.4 points. Finally, Cobra has continued to incur unusually high airfreight expenses to satisfy demand for lithium ion-powered two-way radios and in comparison to the third quarter of last year saw gross margins eroded by nearly one point.

In providing further perspective on Cobra’s performance, Mr. Bazet continued, “A closer examination of results for the third quarter provides a basis for optimism going forward. The release of the NAV ONE 2500 in September set the stage for several generations of mobile navigation products built on a flexible and cutting-edge navigation platform, which will permit faster, less-costly development and more timely product launches. We anticipate that Cobra will sell through our entire production capacity of the NAV ONE 2500 and derivative models in the fourth quarter.”

Cobra also experienced a 19 percent increase in sales of radar detection products in the quarter as compared to last year and a sales increase of more than 80 percent in marine products. Additionally, the company’s new line of lithium ion battery powered two-way radios – the world’s smallest and most powerful two-way radios – continued to experience strong sell through at retail and now account for a significant portion of Cobra’s domestic two-way radio business.

Selling, general and administrative expenses in the third quarter were $6.9 million, an increase of one percent from the third quarter of the prior year. Variable selling expenses, both in absolute dollars and as a percent of sales, declined due to the low program requirements associated with the disposition of excess inventory of GPS and mobile navigation products. Engineering expenses increased as Cobra has added internal engineering resources as it has taken on the development of its own proprietary platform for mobile navigation products. General and administrative expenses declined from the prior year due to lower legal expenses and a lower deferred compensation liability.

Cobra recorded a lower tax provision in the third quarter than was applied in the first two quarters of 2006 due to the increased taxable income from international operations relative to consolidated results.

Cobra maintained its strong balance sheet position during the third quarter. The company had no interest-bearing debt as of September 30, 2006, the same position as one year earlier, and $2.5 million in cash, as compared to $6.7 million one year earlier. Inventory at the end of the third quarter increased to $33.2 million from $27.4 million in the prior year. Accounts receivable at the end of the quarter were $23.8 million, increasing from $21.8 million one year earlier. Net book value per share as of September 30, 2006 declined to $10.53 from $10.55 one year ago.

Subsequent to the end of the third quarter, as previously announced, Cobra completed the acquisition of Performance Products Limited (“PPL”). In connection with this acquisition, Cobra entered into an amended and restated loan and security agreement with its lenders. As of October 20, 2006, the completion date of the transaction, Cobra had interest-bearing debt of approximately $23.4 million.

Mr. Bazet also provided the company’s outlook for the fourth quarter of 2006. “Without consideration of the impact of the acquisition of Performance Products, Cobra is forecasting that

Cobra Third Quarter Results - 3

net sales in the fourth quarter will exceed those of 2005. This sales increase will be driven by mobile navigation, including anticipated strong sales of our newest product, the NAV ONE 2500. We expect pretax earnings to be nearly the same as earnings from the prior year’s fourth quarter after excluding the benefit of $876,000 realized from the termination of the Horizon Navigation contract and repayment by Horizon Navigation of the associated loan, the $299,000 gain associated with the payment of a lump-sum settlement of deferred compensation obligations, and a $312,000 gain in the cash surrender value of life insurance polices owned by Cobra to fund certain deferred compensation programs to former and current officers. Additionally, Cobra benefited from a low tax rate in 2005 due to the non-taxable nature of life insurance proceeds received in the first quarter of that year; this beneficial tax rate is not anticipated to be applicable to Cobra’s results in 2006. As a result of these factors, we anticipate that net income will decline in the fourth quarter as compared to the prior year. Performance Products will provide additional benefit in sales and earnings, although its impact will be limited by the brief time that PPL will be included in Cobra’s consolidated results for the quarter and period expenses associated with post-acquisition regulatory requirements, including the preparation of financial statements in accordance with U.S. GAAP.”

Cobra will be conducting a conference call on October 25, 2006 at 11:00 a.m. EDT to discuss third quarter results as well as its current strategies and outlook. The call can be accessed live or through replay via the Internet at http://www.cobra.com.

About Cobra Electronics

Cobra Electronics Corporation (“Cobra”) is a leading global manufacturer of navigation and communication products, with a track record of delivering innovative and award-winning products. Building upon its leadership position in the GMRS/FRS two-way radio, radar detector and citizens band radio industries, Cobra identified new growth opportunities and has expanded into the GPS, mobile navigation and marine markets over the past few years. Cobra’s acquisition of Performance Products Limited (“PPL”), a manufacturer of award-winning GPS locators for speed camera detection, personal navigation devices and vehicle entertainment and security systems, vastly expands the company’s reach in the U.K. and Europe. The acquisition also provides access to PPL’s downloadable database of speed camera locations and other intellectual property. The Consumer Electronics Association, Forbes and Deloitte & Touche have all recognized Cobra for the company’s innovation and industry leadership. For more information regarding Cobra, please go to the company’s website, www.cobra.com. For more information on PPL and its products, please go to www.snooperuk.com.

Safe Harbor

This release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These statements are based on management’s current expectations and are subject to risks and uncertainties. Actual results may differ materially from these expectations due to factors such as the acceptance of Cobra’s new and existing products by customers, the continued success of Cobra’s cost containment efforts and the continuation of key distribution channel relationships. Please refer to Cobra’s filings with the Securities and Exchange Commission, including its Annual Report on Form 10-K, for a more detailed discussion of factors that may affect Cobra’s performance.

Cobra Third Quarter Results - 4

Condensed Consolidated Statements of Income

(in thousands, except per share amounts, unaudited)

	For the Three Months Ended		For the Nine Months Ended
	September 30,	September 30,	September 30,	September 30,
	2006	2005	2006	2005
Net sales	$35,548	$33,511	$100,441	$86,474
Cost of sales	28,511	25,213	84,209	65,383

Gross profit	7,037	8,298	16,232	21,091
Selling, general and administrative expenses	6,850	6,782	21,555	20,845

Operating income (loss)	187	1,516	(5,323)	246
Other income (expense):
Interest expense	(25)	(23)	(84)	(72)
Other, net	222	138	85	9,261

Earnings (loss) before taxes	384	1,631	(5,322)	9,435
Tax provision (benefit)	11	(250)	(1,881)	1,164

Net earnings (loss)	$373	$1,881	$(3,441)	$8,271

Net earnings (loss) per common share:
Basic	$0.06	$0.29	$(0.53)	$1.28
Diluted	$0.06	$0.29	$(0.51)	$1.26

Weighted average shares outstanding:
Basic	6,489	6,445	6,489	6,445
Diluted	6,677	6,595	6,741	6,582

Cobra Third Quarter Results - 5

Condensed Consolidated Balance Sheets

(in thousands, unaudited)

	September 30, 2006	December 31, 2005	September 30, 2005
ASSETS:

Current assets:
Cash	$2,485	$6,704	$6,673
Accounts receivable, net	23,785	28,710	21,785
Inventories, net	33,189	21,837	27,440
Other current assets	13,422	14,225	15,269

Total current assets	72,881	71,476	71,167

Net property, plant and equipment	6,487	6,898	6,925

Total other assets	12,383	14,548	13,379

Total assets	$91,751	$92,922	$91,471

LIABILITIES AND SHAREHOLDERS’ EQUITY:

Current liabilities:
Accounts payable	$9,182	$5,292	$6,963
Accrued liabilities	6,678	8,239	8,359

Total current liabilities	15,860	13,531	15,322

Non-current liabilities:
Deferred taxes	1,587	1,691	1,578
Deferred compensation	5,579	5,062	6,155
Other long-term liabilities	374	386	392

Total non-current liabilities	7,540	7,139	8,125

Total shareholders’ equity	68,351	72,252	68,024

Total liabilities and shareholders’ equity	$91,751	$92,922	$91,471